Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated March 19, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PD37

Principal Amount (in Specified Currency): $50,000,000
Issue Price: 100%
Trade Date: March 19, 2007
Original Issue Date: March 22, 2007
Stated Maturity Date: March 24, 2008

Initial Interest Rate: See "Additional Terms of the Notes"
Interest Payment Period: Quarterly
Interest Payment Dates: June 25, 2007, September 24, 2007, December 24, 2007 and at Maturity

Net Proceeds to Issuer: $49,995,000
Agent's Discount or Commission: 0.01%
Agent: RBC Capital Markets Corporation
Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note
	Fixed Interest Rate:
	Fixed Rate Commencement Date:
[ ] Other Floating Rate Note (see attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page:
	[ ] Prime Rate
	[X] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If 7052:
	[ ] Week
	[ ] Month

Spread (+/-): +0.32%
Spread Multiplier: Not Applicable
Index Maturity: 3 months
Index Currency: U.S. dollars
Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Initial Interest Reset Date: See "Additional Terms of the Notes"
Interest Rate Reset Period: Weekly
Interest Reset Dates: See "Additional Terms of the Notes"

Day Count Convention:
	[ ]  30/360
	[ ]  Actual/360
	[X]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL TERMS OF THE NOTES

       The Initial Interest Rate for the Notes will be equal to the sum of (i) the Treasury Rate having an Index Maturity of three months as determined (as provided in the Prospectus Supplement) in the March 19, 2007 Treasury Bill auction, plus (ii) 0.32%. The per annum Interest Rate payable on the Notes on each Interest Payment Date will be calculated in accordance with the following formula:

(TR / N)  + 0.32%

Where:

"TR" means the sum of the Weekly Treasury Rates determined with respect to a Calculation Period.

"Weekly Treasury Rate" means the Treasury Rate having an Index
Maturity of three months determined weekly as provided in the Prospectus Supplement.

"N" means the number of times with respect to a Calculation
Period the Weekly Treasury Rate is determined.

"Calculation Period" means the period from and including the previous Interest Payment Date (except for the Calculation Period related to the first Interest Payment Date, which shall be from and including the Original Issue Date) to but excluding the related Interest Payment Date.

       Notwithstanding anything contained in this Pricing Supplement or the Prospectus Supplement to the contrary, the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date). The Interest Reset Dates shall be on the Tuesday of each week (except as otherwise specified in the Prospectus Supplement). The Initial Interest Reset Date is March 27, 2007.

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated January 5, 2007 and an Appointment Agreement
Confirmation dated March 19, 2007 (collectively, the "Agreement") between TMCC and RBC Capital Markets Corporation ("RBC Capital"), RBC Capital, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. RBC
Capital may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.
	Under the terms and conditions of the Agreement, RBC Capital is committed to take and pay for all of the Notes offered hereby if any are taken.





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